Exhibit 4.17

Loan Agreement

Lender：GLOBAL INTERNET OF PEOPLE，INC

Borrower：WAICHUN LOGISTICS TECHNOLOGY LIMITED

The Lender and the Borrower, through friendly negotiation, have reached this loan agreement of USD [825,000]. Both parties abide by this agreement

1. Loan Amount

The loan amount is USD [825,000].

2. Term of the Loan

The term of the loan is [12] months, from the date the loan reaches the borrower's account. The Borrower has the right to repay part or all of the loan principal in advance. The term of the loan can be extended if agreed and signed by both parties.

3. Loan interest

The loan interest under this agreement is [8]% per year, and the daily interest rate = annual interest rate / 365 days. The loan interest is calculated on a daily basis based on the actual loan period of the loaned principal. If the loaned funds arrive in the account in installments, the loan interest shall be calculated on a daily basis for each installment of the loaned principal based on its actual loan period.

When the Borrower repays part or all of the loan principal, the interest corresponding to the repayment principal shall be paid at the same time.

4. Use of Loan

The loan under this agreement is used for the borrower's daily business and investment, abide by law.

5. Liability for Breach of Contract

(1) If the borrower fails to repay the entire loan principal of the lender on time, the loan interest shall be calculated according to the bank loan interest rate of the same period from the overdue date until the day when the loan principal is fully repaid.

(2) If the borrower changes the use of the loan, it shall pay the lender a penalty according to the bank loan interest rate of the same period from the date of the change of the use until the date when the default situation is corrected.

(3) If the breaches of the above paragraphs (1) and (2) simultaneously, the liquidated damages shall be paid accumulatively.

6. Any disputes arising from the signing and performance of this agreement shall be resolved through friendly negotiation. If the negotiation cannot be resolved, either party may apply to Shenzhen Arbitration Commission for arbitration in Shenzhen.

7. This agreement is in duplicate, which will take effect immediately after both parties sign it. Each party holds one copy, which has the same legal effect.

(No text below)

Lender: (signature)

Borrower: (signature)

Date: May 10, 2021